EXHIBIT 4B

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PROTECTIVE LIFE INSURANCE COMPANY                   P. O. BOX 10648                  BIRMINGHAM, ALABAMA              35202-0648
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                        ANNUAL RESET DEATH BENEFIT RIDER

We are amending the Contract to which this rider is attached by adding the following provisions and making them a part of the Contract as of its Effective
Date:

Annual Reset Death Benefit - We will determine an annual reset anniversary value on each Contract Anniversary occurring before the earlier of the deceased Owner's 80th birthday or the deceased Owner's date of death. Each annual reset anniversary value is equal to the sum of: the Contract Value on that Contract Anniversary; plus all Purchase Payments since that Contract Anniversary; minus all amounts surrendered since that Contract Anniversary.

The death benefit will equal the greatest of: (1) the Contract Value; or (2) aggregate Purchase Payments less aggregate surrenders; or (3) the greatest annual reset anniversary value attained.

Suspension of Benefits - For a period of one year after any change of ownership involving a natural person, the death benefit will equal the Contract Value.

Signed for the Company as of the Effective Date.

PROTECTIVE LIFE INSURANCE COMPANY

/s/ DEBORAH J. LONG
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Secretary


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